Exhibit 99.1

May 19, 2025

Tofutti Press Release

Company Contact:	Steve Kass
Chief Executive and Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES RESULTS FOR QUARTER ENDED MARCH 29, 2025

Edison, New Jersey — May 19, 2025 — TOFUTTI BRANDS INC. (OTCQB Symbol: TOFB) issued its results for the fiscal quarter ended March 29, 2025 today.

Net sales for the thirteen weeks ended March 29, 2025 decreased by $621,000, or 28%, from net sales of $2,212,000 for the thirteen weeks ended March 30, 2024 to $1,591,000 for the thirteen weeks ended March 29, 2025. Sales of our vegan cheese products decreased to $1,373,000 in the thirteen weeks ended March 29, 2025 from $1,809,000 in the thirteen weeks ended March 30, 2024. Our sales were negatively impacted by increased competition in the vegan cheese category and a pause in orders resulting from the uncertainty created by the proposed new tariffs to be implemented by the U.S. and foreign countries that we sell to.

Our gross profit increased to $589,000 for the thirteen weeks ended March 29, 2025 from $470,000 for the thirteen weeks ended March 30, 2024, due principally to significant price increases implemented at the end of 2024. Our gross profit percentage was 37% for the thirteen weeks ending March 29, 2025 compared to 21% for the thirteen weeks ending March 30, 2024.

Total operating expenses decreased to $750,000 for the thirteen weeks ended March 29, 2025 from $772,000 for the thirteen weeks ended March 30, 2024. As a result of the foregoing, we recorded an operating loss of $161,000 in the thirteen weeks ended March 29, 2025 compared with an operating loss of $302,000 in the thirteen weeks ended March 30, 2024. We recorded a net loss of $162,000 ($0.03 per share) in the thirteen weeks ended March 29, 2025 compared with a net loss of $303,000 ($0.06 per share) in the thirteen weeks ended March 30, 2024.

As of March 29, 2025, we had approximately $609,000 in cash and our working capital was approximately $2,738,000, compared with approximately $462,000 in cash and working capital of $2,893,000 at December 30, 2024.

About Tofutti Brands Inc. Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of plant-based products. The Company sells more than twenty-five (25) dairy-free foods including cheese products and frozen desserts. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods. Available throughout the United States and in more than fifteen (15) countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy or wish to maintain a kosher or vegan diet. Tofutti’s product line includes plant-based ice cream pints, cones, Tofutti Cutie® sandwiches and novelty

Forward-Looking Statements. Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results may vary significantly based upon a number of factors including, but not limited to the impact of announced tariffs on our revenues, business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS INC.

Unaudited Condensed Balance Sheets

(in thousands, except share and per share figures)

	March 29, 2025	December 28, 2024
Assets
Current assets:
Cash	$609	$462
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $350 and $389.	540	989
Inventories	2,144	1,879
Prepaid expenses and other current assets	101	111
Total current	3,394	3,441

Operating lease right-of-use assets	323	340
Finance lease right-of-use asset	17	21
Other assets	21	21
Total assets	$3,755	$3,823

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$347	$257
Accrued expenses	292	275
Finance lease liability, current portion	17	16
Total current liabilities	656	548

Operating lease liabilities, net of current portion	274	283
Finance lease liability, net of current portion	1	6
Total liabilities	931	837

Stockholders’ equity:
Preferred stock - par value $.01 per share; authorized 100,000 shares, none issued and outstanding	—	-
Common stock - par value $.01 per share; authorized 15,000,000 shares, 5,153,706 shares issued and outstanding	52	52
Additional paid-in capital	377	377
Retained earnings	2,395	2,557
Total stockholders’ equity	2,824	2,986
Total liabilities and stockholders’ equity	$3,755	$3,823

TOFUTTI BRANDS, INC.

Unaudited Condensed Statements of Operations

(in thousands, except per share figures)

	Thirteen weeks ended March 29, 2025	Thirteen weeks ended March 30, 2024

Net sales	$1,591	$2,212
Cost of sales	1,002	1,742
Gross profit	589	470

Operating expenses:
Selling and warehouse	217	214
Marketing	121	134
Research and development	44	42
General and administrative	368	382
	750	772

Loss from operations	(161)	(302)

Loss before interest expense and income taxes	(161)	(302)
Interest expense	1	1
Loss before income tax	(162)	(303)
Provision for income taxes	—	—

Net loss	$(162)	$(303)

Weighted average common shares outstanding:
Basic	5,154	5,154
Diluted	5,154	5,154

Earnings (loss) per common share:
Basic	$(0.03)	$(0.06)
Diluted	$(0.03)	$(0.06)